EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118167, 333-34155, 333-34157, 333-03097, 033-54743 and 333-95651) of La-Z-Boy Incorporated of our report dated June 19, 2007 relating to the financial statements, managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 19, 2007 relating to the financial statement schedule, which appears in this Form 10-K

PricewaterhouseCoopers LLP

Toledo, Ohio
June 19, 2007